UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2014

Gaming Partners International Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 Industrial Road, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 384-2425

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On November 5, 2014, Gaming Partners International Corporation (the “Company”) informed its impacted employees that it will be relocating all of the Company's card production from Mexico to its facility in Blue Springs, Missouri, as part of its strategic plan to improve the efficiency of the Company’s card production operations. Approximately 100 full-time employees will be impacted.

The Company expects the relocation to be completed by the end of the first quarter of 2015. In the remainder of 2014, the Company expects to incur approximately $0.4 million of pre-tax, one time charges in connection with the transition, most of which will be cash expenditures. These charges include primarily employee separation costs as well as equipment and inventory impairment charges and travel and training costs. The relocation is expected to provide future savings in the manufacturing of cards and is in line with the Company's overall plan to streamline its operations and reduce its overhead and operating expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaming Partners International Corporation

Date: November 5, 2014
	By:	/s/ Gregory S. Gronau
Gregory S. Gronau
President, Chief Executive Officer, Treasurer and Secretary